EXHIBIT 99.1
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TREY RESOURCES
293 Eisenhower Parkway, Livingston, NJ 07039


FOR IMMEDIATE RELEASE
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             TREY RESOURCES REPORTS THIRD QUARTER FINANCIAL RESULTS

LIVINGSTON, NJ, NOVEMBER 17, 2004 -- Trey Resources, Inc. (OTCBB:TYRIA) said today revenue for the third fiscal quarter ended September 30, 2004 was $577,064. Net loss on a consolidated basis for the quarter was $521,926 compared to a net loss of $124,128 in the comparable quarter of 2003.

For the first nine months of fiscal 2004, the company reported revenue of $792,139. This revenue has all been generated since June 2, 2004, when the company acquired SWK Technologies. No revenue had been generated in 2004 prior to that date.

Net loss on a consolidated basis for the first nine months of fiscal 2004 was $1.79 million compared to a net loss of $185,299 for the same period in 2003.

SWK Technologies, Inc., Trey's wholly owned subsidiary, reported revenue of $577,064 for the third quarter ending September 30, 2004 and reported an operating profit of $65,692 for the same period.

This was the first full quarter of operation of SWK Technologies since the company was acquired by Trey on June 2, 2004.

A year ago, Trey was a subsidiary of iVoice, Inc. (OTCBB: IVOC) seeking to license Automatic Reminder software. Trey was spun out of iVoice as a stock dividend to shareholders on February 11, 2004. In June 2004, Trey acquired SWK Technologies. Since then, SWK has steadily acquired new customers and in October opened a new sales and marketing office in New York City. SWK has produced positive operating results in each month since its acquisition.

The company attributed the net loss for the first nine months of fiscal 2004 to an increase in expenses primarily related to the costs of the successful completion of the spin-off from iVoice, the professional fees relating to the acquisition, and increased consulting fees and charges for a variety of corporate expenses.

Mark Meller, CEO of Trey Resources, said, "We are pleased with the progress of SWK Technologies. The company is rapidly increasing its sales and is also expanding its reach geographically. Resellers around the country are approaching SWK for solutions to complicated and vexing problems. SWK's distribution channel is growing regularly. We recently announced deals in Alabama, New York, California, Canada and Israel."

"As SWK continues its growth, we are focused at the corporate level on a series of potential transactions involving the acquisition of companies with solid revenue streams, established customer bases and positive cash flow. Our management team continues to execute on our roll-up strategy, and as a result, our deal flow for potential acquisitions is excellent. Successful implementation of our strategy, quality products and service and the importance of our technology to our customers should increasingly be reflected in top-line as well as bottom-line performance," Meller said.

SWK Technologies is a New Jersey-based information technology company, value added reseller and master developer of licensed accounting software. It also publishes its own proprietary supply-chain software.

ABOUT TREY RESOURCES:
Trey Resources is involved in the acquisition and build-out of technology and software companies. The company's growth strategy is to acquire firms in this extensive and expanding but highly fragmented segment as it seeks to create substantial value for shareholders. Trey was incorporated in Delaware in October 2002 as a wholly owned subsidiary of iVoice, Inc. The company was spun off from iVoice in February 2004 as a cashless dividend to iVoice shareholders. For more information on Trey Resources, please visit http://www.treyresources.com.

A profile for investors on Trey Resources may be found at the website http://www.hawkassociates.com/trey/profile.htm.
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An online investor kit containing Trey press releases, SEC filings, current price Level II quotes, interactive Java stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.hawkmicrocaps.com. Investors may contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com.

THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, REGARDING AMONG OTHER THINGS OUR PLANS, STRATEGIES AND PROSPECTS -- BOTH BUSINESS AND FINANCIAL. ALTHOUGH WE BELIEVE THAT OUR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN OR SUGGESTED BY THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE OR REALIZE THESE PLANS, INTENTIONS OR EXPECTATIONS. FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS. MANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS NEWS RELEASE MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "SHOULD," "PLANNED," "WILL," "MAY," "INTEND," "ESTIMATED," AND "POTENTIAL," AMONG OTHERS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS NEWS RELEASE INCLUDE MARKET CONDITIONS AND THOSE SET FORTH IN REPORTS OR DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO TREY RESOURCES, INC. OR A PERSON ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THIS CAUTIONARY LANGUAGE.